Filed Pursuant to Rule 424(b)(3)
                                              File No. 333-120752


                           ENNIS, INC.


            PROSPECTUS SUPPLEMENT DATED APRIL 4, 2005
                               TO
                PROSPECTUS DATED DECEMBER 3, 2004


     This prospectus supplement supplements our prospectus dated December 3, 2004, as supplemented by our prospectus supplement dated January 4, 2005, to update certain information and should be read together with the prospectus and prospectus supplement, which are to be delivered with this prospectus supplement.

     More specifically, the table of Selling Shareholders is hereby revised to add "8" next to Roger Brown's name and the following footnote is hereby added below the table of Selling
Shareholders:

8. Pursuant to a Merrill Lynch Loan and Collateral Account Agreement and/or Loan Management Account Agreement or other similar agreement by and among Roger Brown, an individual (the "Borrower"), Merrill Lynch Bank USA or Merrill Lynch Private Finance Inc., as the case may be, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (individually and collectively, the "Loan Agreement"), 980,000 shares of common stock that are subject to this prospectus have been pledged by Borrower to Merrill Lynch Bank USA or Merrill Lynch Private Finance Inc., as the case may be, as security for a loan or other extension of credit to Borrower. Upon a default under the Loan Agreement, Merrill Lynch Bank USA or Merrill Lynch Private Finance Inc., as the case may be, their direct or indirect parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and may sell the applicable shares of common stock offered by this prospectus.